Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview

We operate primarily in the following principal fields of business:

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Commercial Centers - Initiation, construction and sale of commercial centers and other mixed-use real property projects, predominantly in the retail sector, located in Central and Eastern Europe and in India, primarily through Plaza Centers N.V.  ("PC"), of which we own approximately 44.9% of its share capital. In certain circumstances and depending on market conditions, we operate and manage commercial centers prior to their sale;

•	Hotels - Operation and management of hotels primarily in major European cities;

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Medical Industries - Through our investee entities, we engage in (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine; and

•	Residential Projects - Initiation, construction and sale of residential units or plots designated for residential, located primarily in India.

On January 5, 2015, we completed the sale of all of our fashion apparel operations. Accordingly, this operation is presented in our annual consolidated financial statements appearing elsewhere in this report as discontinued operations.

During 2012, we completed a transaction to sell all of our investments in commercial centers in the United States. In addition, as discussed below in 2012 we lost majority control over our subsidiary InSightec Ltd. (“InSightec”), the entity operating the medical industry and devices business. Accordingly, both of these operations are presented in these financial statements as discontinued operations.

Our revenues from the sale of real estate and trading property are subject to the execution and consummation of sale agreements with potential purchasers. In periods when we consummate a sale of a real estate asset we record revenues in substantial amounts and as a result we may experience significant fluctuations in our annual and quarterly results. We believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful or indicative and that investors should not rely on them as a basis for future performance.

Our functional currency is NIS. Our consolidated financial statements are also presented in NIS. Since our revenues and expenses are recorded in various currencies, our results of operations are affected by several inter-related factors, including the fluctuations of the NIS compared to other currencies at the time we prepare our financial statements.

Financial data included in this discussion were derived from our consolidated financial statements and the analysis herein is based on our general accounting records and published statistical data. Such financial data have been rounded to the nearest thousand or million. Unless otherwise indicated, we have translated NIS amounts into U.S. dollars at an exchange rate of NIS 3.889 to $1.00, the representative exchange rate on December 31, 2014, and we have translated Euro amounts into U.S. Dollars and NIS at the respective exchange rates of € 0.82272 to $1.00 and €0.21 to NIS 1.00, the representative exchange rates on December 31, 2014.

The following activities affected our operational results for 2012, 2013, 2014 and 2015 (to date) and may continue to affect our operational results and cash flow in the coming years.

 2015

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On February 18, 2015, the shareholders of our approximately 77% holding subsidiary Bucuresti Turism S.A., whose shares are traded on the RASDAQ market ("BUTU"), resolved, amongst other things, that BUTU will not take the necessary legal actions for the shares issued by it to be admitted for trading on a regulated market or to be listed on an alternate trading system. Our subsidiary which is the direct owner of the shares in BUTU voted in favor of the above resolution. BUTU is the owner of the hotel complex known as the "Radisson Blu" in Bucharest, Romania. To our knowledge, according to Romanian law, as a result of the aforementioned resolution, BUTU's shares will be delisted and the shareholders of BUTU who did not vote in favor of the aforementioned resolution will be entitled to withdraw from BUTU, in consideration for a price to be paid by BUTU as determined by an independent certified expert in accordance with the provisions of Romanian law and regulations.

2014

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On September 29, 2014, we announced that our subsidiary Elbit Fashion Ltd. (“Elbit Fashion”) received from PUNTO FA, S.L (“Punto”) written notice of its intention not to extend the term of the franchise rights granted by Punto to Elbit Fashion for operation of the "Mango" retail stores in Israel under the franchise agreement entered into by the parties on May 3, 2005 (the “Franchise Agreement”) and to terminate the Franchise Agreement. On October 27, 2014, we announced that Elbit Fashion signed a sale agreement (the "Fox Sale Agreement") with Fox-Wisel Ltd. ("Fox") with regards to the sale of the operation and business of "Mango" retail stores in Israel. Under the Fox Sale Agreement, which was consummated on January 5, 2015, Elbit Fashion sold and assigned Fox all business activity, stores, investments in the leased properties, furniture and equipment, inventory and customer loyalty program and any and all rights relating thereto, free and clear of any third party rights, except as explicitly set in the Fox Sale Agreement and net of certain liabilities related to the business activities of Mango for consideration of approximately NIS 37.7 million ($ 9.7 million).  Following the consummation of the transaction, Elbit Fashion ceased to operate the "Mango" retail stores activity, and accordingly such activity was classified as discontinued operations in our financial statements.

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On September 28, 2014, we announced  that BUTU, as borrower, we as a guarantor, certain other subsidiaries of us, as additional obligors, and a leading international European bank, as lender (“Lender”), have entered into an amendment to the facilities agreement between the aforementioned parties entered into on September 16, 2011 (the “Facilities Agreement”) which facilitates the drawdown of the second facility under the Facilities Agreement and that BUTU has consummated such drawdown in the amount of approximately  € 9 million ($ 11 million, 42.5 NIS million).

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On September 2, 2014, Elbit Medical announced that Gamida Cell Ltd., ("Gamida Cell"), and the vast majority of Gamida Cell’s shareholders (including Elbit Medical), completed the execution of the Option and Investment Agreements (the "Agreements") with Novartis Pharma AG (Novartis). Under the Agreements, Novartis invested $35 million in Gamida Cell in exchange for approximately 15% of Gamida Cell’s share capital and an option to purchase the holdings of the other shareholders in Gamida Cell, including Elbit Medical's holdings (the "Option"). The Option is exercisable, for a limited period of time, following Gamida Cell achieving certain milestones relating to the development of NiCord (the "Product"). Gamida Cell estimates that these milestones will be met during 2015. In any event, the Option, if not exercised, will expire in first half of 2016. Upon exercising the Option, Novartis would pay other shareholders in Gamida Cell (the "Sellers") a cash payment of approximately $165 million, in accordance with the terms of the Agreements. In addition, the Sellers will be entitled to potential future payments which can reach a total of $435 million, depending on certain development and regulatory milestones and on sales of Gamida Cell's products. Gamida Cell is currently conducting two Phase I/II trials using the Product to treat patients suffering from hematologic malignancies and Sickle Cell Disease. Following completion of the Investment Agreement and as of  December 31,2014 Elbit Medical holds approximately 26% of Gamida Cell's share capital and approximately 25% in Gamida Cell in a fully diluted basis. At this point in time, there is no certainty that Novartis will exercise the Option and/or that the milestones will be achieved and/or the product or any other of Gamida Cell’s products will reach the market and generate earn-out payments from their sales.

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Effective beginning September 2014, PC completed the disposition of its commercial center, Kragujevac Plaza, in Serbia for approximately € 38.6 million ($ 47 million ,NIS 182 million). Following the repayment of a related bank loan of approximately  € 28.2 million ($ 34 million, NIS 133 million), PC received net cash from the disposition of approximately € 10.4 million ($ 12.6 million, NIS 49 million). Restricted cash linked to the bank debt and other working capital balances of approximately € 2 million ($ 2.4 million,  NIS 9.4 million) were also released following the transaction. As a result of the transaction, a loss of € 0.6 million ($ 0.7 million, NIS 2.8 million) was recorded in the profit and loss statement for the year ended December 31, 2014.

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On August 14, 2014 the annual general meeting of our shareholders approved the reverse split of our ordinary shares such that each 20 ordinary shares will be replaced to one ordinary share of us. The reverse spilt occurred on August 21, 2014 and the total number of ordinary shares following the reverse split is 27,572,426.

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In June 2014, PC terminated, following a mutual agreement, its joint venture agreement with an Israeli based company (“Aura”).  The seven asset companies held by the joint venture were spilled between PC’s 50.1% subsidiary (“Plaza Bas”) and Aura, where Aura received a full control over three of the asset companies, and Plaza Bas received full control over the remaining four asset companies. The carrying amount of the assets received by Plaza Bas valued at € 9 million,($ 11 million, NIS 42.5 million)  and Plaza Bas assumed two bank facilities with principal of € 9.7 million,($ 11.8  million, NIS 46 million. In addition, Aura paid € 0.6 million,($ 0.7 million, NIS 2.8 million)  to PC as part of the joint venture termination. PC has performed internal valuation of the assets and liabilities it obtained in full following the termination, and as a result recorded a loss of € 4.1 million ($ 5 million, NIS 19.4 million) from this transaction in  the financial statements for the year ended December 31,2014.

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During 2014, PC completed the sale of two plots in Romania (Targu Mures and Hunedoara) to third party developers for a total consideration of € 4.7 million ($ 5.7 million, NIS 22 million).  No profit or loss was recorded as a result of these transactions.

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On July 6, 2014,  we announced that our wholly owned subsidiary entered into a transaction for the sale of 1.7 million shares of PPHE Hotel Group (LSE: PPH) for a net consideration of GBP 6.0 million ($ 9 million, NIS 35 million).

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On June 29, 2014, InSightec  entered into the Series D Preferred Share Purchase Agreement with York Global Finance II S.à r.l. (an affiliate of York Capital Management, which is a related party of us ) (the “Investor”), pursuant to which the Investor and certain other investors invested, in stages during the second half of 2014, an aggregate amount of $59 million in InSightec, reflecting a pre-money valuation of InSightec of $ 200 million (NIS 778 million) (on a fully diluted, as-converted basis), subject to certain adjustments as specified in the InSightec Investment Agreement. In addition, Elbit Medical has the right to invest up to an additional $ 3.5 million (NIS 14 million)  in InSightec by the end of May 31, 2015, and the Investor  has the option to  purchase any additional Series D Preferred Shares not purchased by Elbit Medical, up to a total investment in the round of $ 62.5 million (NIS 243 million). For additional information, see note 8 A to our consolidated financial statements for the year ended December 31, 2014 included elsewhere in this report. As of December 31, 2014, Elbit Medical holds approximately 36% (30% on a fully diluted basis) of the issued and outstanding share capital of InSightec.

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On June 26, 2014 PC unsecured financial creditors has approved plan of arrangement (PC's Arrangements), as amended from time to time. On July 9, the Dutch Court has approved PC's Arrangement. All conditions precedent of the restructuring plan were fulfilled till November 30, 2014.

The following are the material terms of PC's Arrangement:

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Each principal payment under the PC's notes due in the years 2013, 2014 and 2015 pursuant to the original terms of the notes shall be deferred by four and a half years and each principal payment due pursuant to the original terms of the notes in subsequent years (i.e., 2016 and 2017) will be deferred by one year.

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In the event that PC does not succeed in prepaying an aggregate amount of at least NIS 434 million($ 111.6 million)  of the principal of the notes, excluding linkage differentials before 1 December 2016, then all principal payments under the notes deferred in accordance with above, shall be advanced by one year (i.e., shall become due one year earlier).

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Accrued interest on the notes up and until December 31, 2013 was added to the principal of the notes. Accordingly, PC issued additional NIS 5.5 million ($ 1.4 million)  par value notes to series A holders and NIS 13.3 million($ 3.4 million)   par value notes to series B holders and PLN 2.8 million ($ 0.9 million ,NIS 3.4 million) par value to Polish investors. The accrued interest will be paid together with the principal.

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Following January 1, 2014 (“Effective Date”), interest payments will be paid on their due dates. PC paid to its note holders  an amount of  € 13.8 million ($ 16.8 million, NIS 65 million) of 2014 interest payments.

o	As from January 1, 2014, the annual interest rate on the notes shall be increased by 1.5%.

o	PC, its directors and officers and its controlling shareholder are fully released from claims.

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The net cash flow received by PC following an exit or raising new Financial indebtedness (except if taken for the purpose of purchase, investment or development of real estate asset) or refinancing of Real estate Asset's after the full repayment of the asset’s related debt that was realized or in respect of a loan paid in case of debt recycling (and in case where the exit occurred in the subsidiary – amounts required to repay liabilities to the creditors of that subsidiary) and direct expenses in respect of the asset (any sale and tax costs, as incurred), will be used for repayment of the accumulated interest till that date in all of the series (in case of an exit which is not one of the four shopping centers only 50% of the interest) and 75% of the remaining cash (following the interest payment) will be used for an early repayment of the close principal payments for each of the series (A, B, Polish) each in accordance with its relative share in the deferred debt. Such prepayment will be real repayment and not in bond purchase.

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An injection of a € 20 million ($ 24.3 million, NIS 94.5 million) into PC at a price per-share of € 0.0675, (“Equity Contribution) was executed by PC in the form of Rights Offering to its shareholders. As part of PC's injection, our subsidiary, Elbit Ultrasound (Luxembourg) BV/ S. a' r. l ("EUL") enter into a Back Stop Agreement (the “Back Stop Agreement”) with various affiliates of Davidson Kempner Capital Management LP (“DK” ”),( a related party of us), pursuant to which DK undertook to purchase under the Rights Offering, in lieu of EUL, a portion to be determined by EUL, provided that such portion shall not be less than the higher of € 3 million ($ 3.6 million, NIS 14 million)  and shall not exceed € 10 million ($ 12 million, NIS 47 million) or result in DK and its affiliates directly or indirectly holding shares representing 30% or more of the total voting rights in PC, all subject to the terms and conditions therein. Consequently EUL has purchased 122,847,376 new ordinary shares of PC for the total amount of approximately € 8.3 million ($ 10 million, NIS 39 million) and DK purchase 163,803,197 new ordinary shares of PC for an additional amount of € 11.05 million ($ 13.4 million, NIS 52 million).

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PC issued to the noteholders of 13.21% of PC's shares (post Equity Contribution) for payment of par value of shares. Such issuances of shares were distributed among the noteholders pro rata to the relative share of each relevant creditor in the Deferred Debt.

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Following the Rights Offering and associated placing of shares and the issuance of new ordinary shares to PC's noteholders under the restructuring plan, EUL hold 44.9% in PC and DK hold approximately 26.3% of the outstanding shares of PC.

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On September 18, 2013, our unsecured financial creditors (the holders of our publicly traded Series 1 and Series A to Series G notes and Bank Leumi) approved the Debt Restructuring under Section 350 of the Israeli Companies Law, and on January 1, 2014, the Court approved the Debt Restructuring. On February 20, 2014, following the satisfaction of all conditions required to be satisfied prior to the effectiveness of the Debt Restructuring (other than registration of liens in favor of the trustees of the new series of notes), the Debt Restructuring was consummated and came into effect.  In accordance with the terms of the Debt Restructuring, our unsecured financial creditors were issued 508,027,457 ordinary shares, which represented 95% of our share upon effectiveness of the Debt Restructuring on a fully diluted basis (except for certain options issued to our employees and officers) and before the issuance of our ordinary shares to Bank Hapoalim (as detailed below). According to the terms of the Debt Restructuring, the outstanding balance under our unsecured financial debt was extinguished and converted into these ordinary shares and new notes issued by us to our unsecured financial creditors. The aggregate principal amount of the two series of new notes issued pursuant to the Debt Restructuring was equal to NIS 666 million ($ 190.3 million). The principal amount of the first series of new notes("Series H") was equal to NIS 448 million ($ 128.7 million), repayable in a single payment by May 31, 2018. The principal amount of the second series of new notes("Series I") was equal to NIS 218 million ($ 62.3 million), repayable in a single payment by November 30, 2019. Both series of the new notes bear interest at the rate of 6% per annum and are linked to the Israeli consumer price index, while interest on Series H notes is payable in cash on a semi-annual basis, and interest on the Series I notes will be payable on the final maturity date. In addition, the new notes include mandatory prepayment provisions in the event we pay cash, distribute dividends or make any other distribution within four and half years following the date of issuance thereof, such that we will be obligated to prepay an amount equal to the amount distributed. In addition, the new notes are secured by first ranking and second ranking floating charges that were placed on all of our assets in favor of the Series H and Series I trustees, respectively, and first-ranking and second ranking fixed pledges that were placed on our various holdings and rights in our subsidiaries Elbit Ultrasound (Luxembourg) B.V./S.ar.l (through which we hold a controlling stake in PC) and Elscint Holdings and Investments N.V. (through which we hold our hotels in Belgium and Romania)  as well as any amounts which we shall be entitled to receive therefrom (including under all and any shareholders loans advanced by us to those companies, if any). Furthermore, our Articles of Association were amended such that (i) a decision by us to engage in a field of business that is new to us and our subsidiaries and is material to us requires the unanimous approval of all of the members of the Board present and lawfully entitled to vote at the relevant meeting and (ii) in certain events, a person contemplating a purchase of our shares shall be required to offer to acquire ordinary shares representing at least 10% of our voting rights in connection with such purchase. The Series H Notes and the Series I Notes were listed on the TASE, and the New Shares were listed on NASDAQ and the TASE. For a discussion of the approval and consummation of the Debt Restructuring, please see the Forms 6-K we filed on September 18, 2013, January 2, 2014 and February 20, 2014.

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On January 26, 2014 a holder of the our Series B notes ("the Plaintiff") filed an appeal to the Supreme Court, against the ruling of the Tel-Aviv District Court, dated 1 January, 2014 approving the amended plan of arrangement (the "Appeal"). In the Appeal the Plaintiff is seeking ,inter alia, to cancel the section on the said court ruling which grants release from potential liability and claims to our officers and directors, and also the section which determines the class action that was filed by the Plaintiff  shall be strike; Alternatively, the Plaintiff has requested to cancel the section on the said court ruling which determines the class action shall be strike against Mr. Mordechay Zisser, who is not included in the release from potential liability and claims provided to our other officers, or that the whole Arrangement shall be canceled.  The appellant was schedule to hearing on June 11, 2015.

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In connection with the Debt Restructuring, we issued 16,594,036 ordinary shares to Bank Hapoalim pursuant to the terms set forth in the Refinancing Agreement. Pursuant to the Refinancing Agreement, the outstanding loan amount (approximately $48 million) will be repayable by us on February 20, 2017, and bears interest of LIBOR +3.8% per year,  payable quarterly, and an additional 1.3% per year, payable on the final maturity date. In addition, pursuant to the Refinancing Agreement, first-ranking fixed charges were placed on our holdings and other rights in certain of our subsidiaries holding our hotels in Romania and Belgium as collateral securing our debt to Bank Hapoalim under the Refinancing Agreement. Such charges were placed in addition to the existing securities that Bank Hapoalim held under the loan previously received from Bank Hapoalim, i.e., a first ranking pledge over an amount of 86 million shares of PC, representing approximately 13% of PC's outstanding shares. We are subject to certain prepayment obligations in the event of prepayment of the aforementioned new notes or a distribution. For further details regarding the Refinancing Agreement, please see the Form 6-K we filed on November 14, 2013.

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As described below under “2012”, we granted Eastgate Property LLC (“Eastgate”) a warrant to purchase our ordinary shares, as subsequently amended (the “Warrant”). Pursuant to an understanding between us and Eastgate, in connection with the Debt Restructuring, Eastgate exercised the Warrant for 1,924,215 ordinary shares immediately following the consummation of the Debt Restructuring, at which time the Warrant was terminated. For further details regarding the Warrant, please see the Form 6-K we filed on February 20, 2014.

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Our unsecured debt prior to the entering into effect of the Debt Restructuring included approximately $12.8 million (NIS 50 million)  principal amount of bank debt held by Bank Leumi. As of the Closing of the Debt Restructuring ,We had outstanding disputes with Bank Leumi with respect to the validity of certain pledges over accounts held by us at Bank Leumi and consequently, whether the debt we owed to Bank Leumi should be classified as unsecured or secured. As a result of this dispute and in connection with the Debt Restructuring, we issued to an escrow agent for the benefit of Bank Leumi approximately NIS 8.0 million (approximately $2.3 million) in principal amount of our Series H Notes, approximately NIS 3.9 million (approximately $1.1 million) in principal amount of our Series I Notes, and 9,090,122 ordinary shares.. On July 23, 2014, following the Court’s approval and the closing of the Debt Restructuring, we announced the consummation of a settlement of the dispute (the “Settlement”), under which Bank Leumi received ownership of all marketable securities held in our accounts at Bank Leumi having a fair value of approximately NIS 8.7 million ($ 2.2 million) (based on their then-market price). In addition, our net debt (after offset of the aforementioned marketable securities) to Bank Leumi in the amount of approximately NIS 38 million ($ 9.8 million)  was cancelled in exchange for 7,404,119 ordinary shares, NIS 6,507,666 aggregate principal amount of our Series H notes and NIS 3,166,678 aggregate principal amount of Series I notes of us. The balance of 1,686,003 ordinary shares, NIS 1,481,870 aggregate principal amount of Series H notes and NIS 721,089 aggregate principal amount of Series I notes of us retained in escrow under the Debt Restructuring was cancelled. The Settlement constituted the full settlement of our obligations to Bank Leumi under the Debt Restructuring as well as under the loan agreement entered between the parties on May 5, 2011, and Bank Leumi released all liens registered for its benefit on our assets.  The Settlement also included a mutual waiver of claims.

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On January 13, 2014 PC announced that its subsidiary (in which it holds approximately 70% of its voting power) had reached an agreement to sell its 50% equity stake in the Uj Udvar project in Budapest, Hungary. As a result of the transaction, PC received cash proceeds of € 2.4 million ($ 2.9 million, NIS 11.2 million).

2013

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In February 2013 we announced that we would temporarily cease making all principal payments due under our Series A and Series B notes and all interest payments due under all of our publicly-traded notes; for a discussion of these announcements please see the Form 6-Ks we filed on February 5, 2013, and February 19, 2013, respectively. In March 2013 we entered into a letter of undertaking (the “Letter of Undertaking”) with the trustees of our Series 1, C, D, E, F and G note holders regarding our activities during an interim period, under which, inter alia, it was agreed that we and the entities controlled by us (excluding PC) would not make any payments to our respective creditors, other than under certain circumstances, we will not dispose and/or undertake to dispose any of our material asset and/or our Controlled Entities, and we will not provide any guarantee and/or security of any kind, to secure our or any third party’s debt further more we will not make any payments and/or engage in any transactions with the former Controlling Shareholder and/or entities under the control of the former Controlling Shareholder and/or Mr. Mordechay Zisser’s relatives either directly or indirectly.. For a discussion of the Letter of Undertaking, please see the Form 6-K we filed on March 21, 2013. For a discussion of the terms of the Debt Restructuring, please see "-2014" above.

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As described below under "2012", in August and November 2012, acting through our wholly owned subsidiary Elbit Imaging Financing Services, Limited Partnership (“Elbit Financing”), we entered into two note structured transactions with two leading global financial institutions (the “Counterparties”). On February 20, 2013, the Counterparties notified us of the early termination of the transactions as a result of the decline in the market price of our outstanding notes and consequent failure to meet the loan-to-value covenants under the agreements governing the transactions.

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In March 2013, we received a letter from Bank Leumi demanding repayment within ten days of the outstanding balance of approximately $14.1 million due primarily under certain loans made by Bank Leumi to us pursuant to a refinancing agreement dated May 5, 2011. Bank Leumi stated that it was taking this action in light of our then-financial condition and our having informed Bank Leumi that we would not pay the principal and the interest due on March 29, 2013. Bank Leumi also informed us that it had placed a freeze on the Leumi Accounts (certain accounts maintained by us with Bank Leumi in which we held cash and trading securities in the amount of approximately NIS 8 million) until the outstanding amounts due are repaid. Bank Leumi also notified us that should such repayment not be made within ten days Bank Leumi was reserving its rights to take all actions necessary in order to protect its rights under the loan agreements including offsetting any amounts in the Leumi accounts against the loans. Bank Leumi also claimed that it has certain pledges registered in its favor and therefore it is a secured creditor and should not be included in the Debt Restructuring. For a discussion of the settlement agreement with Bank Leumi, please see "-2014" above.

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On May 29, 2013 PC successfully completed the sale of its 50% interest in an entity which mainly holds interests in an office complex project located in Pune, Maharashtra. The transaction valued the entity at €33.4 million and, as a result, PC received gross cash proceeds of approximately €16.7 million.

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On June 6, 2013, we received a letter from Bank Hapoalim, demanding repayment within seven days of the outstanding balance of the loan owed to Bank Hapoalim under the March 31, 2011 Facility Agreement, without prejudicing its right under any other loan facility to which we are a party as a guarantor or otherwise. Bank Hapoalim stated that it was taking this action in light of our alleged breaches under the loan, including, inter alia, non-payment to Bank Hapoalim on March 31, 2013 of approximately $14.5 million, failure to satisfy certain financial covenants under the loan and adverse change in our financial position. On November 4, 2013, we hve announced that we and Bank Hapoalim have reached general terms of agreement between the parties, and on November 12, 2013, we had announced certain amendments to the said general terms of agreement. On November 26, 2013, our unsecured financial creditors voted on the general terms of agreement to be entered into with Bank Hapoalim. At the Meeting, unsecured financial creditors holding approximately 70.6% of the aggregate voting power that had participated in the meeting voted in favor of the refinancing. On December 29, 2013 we entered into a new facility agreement with Bank Hapoalim based on the aforementioned general terms of agreement, and on February 20, 2014, the transactions under the agreement were consummated. For further discussion of the terms and the closing of the Refinancing Agreement, please see "-2014" above.

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In July 2013 PC completed the sale of 100% of its interest in an entity which holds the interest in a plot of land in Prague. The transaction values the entity at approximately €1.9 million (NIS 9 million). The net cash consideration after deducting a liability to a third party amounted to €1.3 million

A subsidiary of PC was party to a loan with a commercial bank, secured by PC’s notes that PC had repurchased, that was due to be repaid in September 2013. Due to a rating downgrade that resulted in a loan covenant breach, PC entered into negotiations with the bank and the two parties agreed upon an early repayment of the loan that was consummated during the first half of 2013. The loan balance, including accrued interest, was approximately NIS 77.5 million. To finance the early repayment of the loan, PC sold NIS 66 million of the notes it had repurchased that served as the loan’s collateral.

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On October 31, 2013 the consortium of shareholders of Dream Island, in which PC holds a 43.5% stake, completed the sale of the Dream Island project land to the Hungarian State for approximately €15 million. The proceeds of the transaction were used by the consortium to repay a proportion of a secured bank loan.

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On November 18, 2013, PC announced that it had filed for reorganization proceedings (preliminary suspension of payments) with the Dutch Court and submitted a restructuring plan to the Dutch Court. Further to that announcement, PC announced that the Dutch Court had granted its application for preliminary suspension of payment proceedings. PC noted further that in order to resolve its liquidity situation it had filed with the Dutch Court a restructuring plan proposed to its creditors. For a discussion of PC’s reorganization proceedings, please see the Forms 6-K we filed on November 14, 2013, November 20, 2013 and November 25, 2013. For a discussion regarding the amendment to the restructuring plan and the consummation of the Amended PC Plan, see “- 2014” above.

2012

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On December 6, 2012, InSightec completed its issuance of Series C preferred shares for an aggregate amount of $30.9 million, which included $27.6 million invested by GE Healthcare, a division of the General Electric Company (“GE”) and $3.9 million invested by other investors. According to the terms of the transaction, GE and us converted all the existing shareholders loans that had been granted to InSightec into InSightec's series B-1 preferred shares in accordance with the terms of those loans. The transaction reflected a post money valuation of InSightec of approximately $105.9 million (or pre-money valuation of $75 million and following the conversion of the loans as described above). As part of the transaction, on October 17, 2012, InSightec and GE entered into a Technology, Co-operation, and Distribution Agreement (the "Cooperation Agreement") relating, inter alia, to product exclusivity, cooperation with respect to the development and sale of the parties' complementary products, distribution, marketing and sales, intellectual property rights and licenses, sale terms and conditions, and similar items. Under the Cooperation Agreement, InSightec is prohibited from developing systems that would be compatible with MRI systems manufactured by companies other than GE. Following the closing of the transaction, our holdings in InSightec (through our subsidiary Elbit Medical 90%) were reduced to approximately 48.2% (approximately 40.7% on a fully diluted basis). After completion of the transaction Elbit Medical no longer has the right to appoint the majority of InSightec's board members and therefore ceased to consolidate InSightec's financial statements, and its investments in InSightec are presented based on the equity method.

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In November 2012 PC's board of directors approved the extension of the repurchase of its series A through B Notes in an amount of up to NIS 750 million. During 2012, PC purchased a total of NIS 271 million par value of its notes, for a total consideration of NIS 247 million.

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In August 2012, we (through our wholly owned subsidiary Elbit Financing) entered into a NIS 75 million note structured transaction with a Counterparty, pursuant to which we purchased a NIS denominated zero-coupon credit linked note due to mature on October 2, 2013 (the “CLN”) from the Counterparty or its affiliate. The CLN referenced a portfolio of our notes (having a market value of NIS 75 million). The note portfolio was purchased by us under our note repurchase program that was announced on May 23, 2011 and in the framework of the transaction it sold the note portfolio to the Counterparty. In consideration, the Counterparty paid us the market value of the note portfolio and arranged for the issuance of the CLN at an issue price of NIS 37.5 million.

In addition, in November 2012 we entered into a NIS 150 million note structured transaction with another Counterparty pursuant to which we received a NIS 75 million credit line for the purchase of a portfolio of our notes  having an aggregate market value of up to NIS 150 million. We were permitted to purchase the note portfolio within a 10-week utilization period commencing at the effective date of the transaction. In the framework of the transaction, we had the right to sell to the Counterparty notes that were acquired by it and which comprised the note portfolio in consideration for a payment by the Counterparty of the agreed-upon financing amount not to exceed 50% of the aggregate market value of the note portfolio and that would be determined by the parties. we utilized approximately NIS 21 million of the credit line.

During the terms of the respective transactions, all the proceeds derived from the note portfolio (principal and interest) were to be retained by the Counterparty. Immediately following the scheduled respective termination date of each of the transactions, subject to no early termination event having occurred the Counterparty was to deliver to us the remaining, unamortized portion of the respective note portfolio. Under the terms of the respective transactions, an early termination of the transaction could occur upon a trigger event linked to a decrease in the market value of the respective note portfolio below a pre-defined threshold. For a discussion of the termination of these transactions, please see "-2013" above.

•
In June 2012 certain indirect subsidiaries of EPN GP, LLC and EPN EDT Holdings II, LLC (the “EPN Group”) sold 47 of the shopping centers it held to BRE DDR Retail Holdings LLC for a purchase price of $1.43 billion. On the closing of the transaction all the property level financing was repaid by the EPN Group or assumed by the buyer. The closing of the transaction took place in July 2012. In addition, in July 2012, the two remaining shopping centers were sold for an aggregate amount of $41 million.

•
On April 5, 2012 we and Eastgate amended the warrant granted in connection with the $30 million term loan agreement dated September 21, 2011, with effect as of March 22, 2012, pursuant to which we agreed to cancel the proposed increase in the number of shares issuable under the warrant on and after such date and to reduce the exercise price from $3.00 per share to zero. The amendment also contained appropriate modifications to the adjustment provisions of the warrant as a result of the foregoing changes. For a discussion of the exercise of the warrant, see “2014” above.

•
In March 2012 one of our wholly owned indirect subsidiaries entered into a share purchase agreement with PPHE Hotel Group Limited (“PPHE,”) for the sale of our holdings in certain subsidiaries, which owned a 50% interest in the following hotels in the Netherlands: the Park Plaza Victoria Amsterdam Hotel, the Park Plaza Utrecht Hotel, the arthotel Amsterdam and the Park Plaza Airport Hotel. These hotels were jointly owned by us and PPHE and were managed by PPHE. The transaction reflected an asset value of €169 million for all four hotels. The total net consideration payable to us was €26.5 million. The consideration was paid as follows: (i) €23 million in cash; (ii) PPHE issued and allotted to us 700,000 ordinary shares of PPHE, with a then-current market price of approximately €2.0 million, based on the quotation of such shares’ price on the London Stock Exchange as of March 30, 2012; and (iii) an additional payment in the aggregate amount of up €1.5 million that shall be made on the fourth anniversary of the closing and shall be subject to certain adjustments, based on the PPHE shares’ market price, as set forth in the agreement. The total profit generated from the sale of the hotels amounted to approximately NIS 188 million, out of which we recognized NIS 134 million in shareholders’ equity due to the application of the revaluation model and NIS 54 million in the income statement.

•
In January 2012 we and Elbit Trade & Retail Ltd. ("Elbit Trade"), previously a wholly-subsidiary of ours, entered into an agreement with Gottex Models Ltd. (“Gottex”) for the sale of all of our shares in Elbit Trade and all of its interests in GB Brands, Limited Partnership (“GB Brands”), which is the franchisee of the GAP brand in Israel. The transaction closed in April 2012. The purchase price paid by Gottex under the agreement was NIS 25 million, plus the agreed value of the GAP inventory as of the closing date and adjustments based on the agreed value of the working capital attributed to the GAP activity as of the closing date. We recorded a gain in the amount of NIS 9.4 million.

•	In June 2012, a fire event occurred at a shopping centre of PC’s subsidiary in Pune, India, which resulted in a temporary close-down of the shopping centre.

•
On February 23, 2012, InSightec and InSightec’s wholly owned subsidiary concluded a series of agreements with GE through its healthcare division (“GEHC”) pursuant to which GEHC agreed to provide financing to InSightec in the form of convertible notes up to a total of $13.75 million, bearing interest at a rate of 6% per annum or a rate equivalent to the interest applicable to the financing provided by us and Elbit Medical. The convertible notes will be due and payable by October 1, 2016, and will be convertible into Series B-1 Preferred Shares of InSightec. In addition, we and Elbit Medical entered into a series of agreements with InSightec and GEHC pursuant to which, among other things, upon Elbit Medical obtaining the approval of its shareholders the financing granted to InSightec by us and Elbit Medical during 2010 and 2011 will be amended to provide similar loan terms and security mechanisms as set forth in this funding agreement, so that Elbit Medical and us will receive convertible notes convertible on the same terms and up to the same amounts as the GEHC notes. The loans and convertible notes issued to GEHC and Elbit Medical and the note that will be issued to us will be secured, pari passu, by floating charges over the assets of InSightec and its wholly owned subsidiary. The loans were converted to Series B-1 shares as part of the closing of the InSightec Series C preferred shares issuance discussed above.

Critical judgment in applying accounting policies and use of estimates

General

In the application of our accounting policies, we are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis, and revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods. In addition, in the process of applying our accounting policies, management makes various judgments, apart from those involving estimations, that can significantly affect the amounts recognized in the financial statements.

The followings are the critical judgments and key sources of estimation that management has made while applying our accounting policies and that have the most significant effect on the amounts recognized in our consolidated financial statements.

Use of estimates

Write-down of trading properties

The recognition of a write-down of our trading properties is subject to a considerable degree of judgment and estimates, the results of which, when applied under different principles, conditions and assumptions, are likely to result in materially different results and could have a material adverse effect on our consolidated financial statements.

This valuation becomes increasingly difficult as it relates to estimates and assumptions for projects in the preliminary stage of development in addition to current economic uncertainty and the lack of transactions in the real estate market in the CEE and India for same or similar properties.

We are responsible for determining the net realizable value of our trading properties. In determining net realizable value of the vast majority of trading properties, we utilize the services of an independent third party recognized as a specialist in valuation of properties. Independent valuation reports for our trading properties as of December 31, 2014 and 2013 were prepared by Cushman & Wakefield.

On an annual basis, we review the valuation methodologies utilized by the independent third party valuator service for each property. The main features included in each valuation are:

1.     Operating trading properties (mainly commercial centers)

The net realizable value of operating commercial centers includes the rental income from current leases and assumptions in respect of additional rental income from future leases in the light of current market conditions. The net realizable value also reflects, on a similar basis, any cash outflows that could be expected in respect of the property. We use assumptions that are mainly based on market conditions existing at the reporting date.

The principal assumptions underlying our estimation of net realizable values for operating commercial centers are those related to the receipt of contractual rentals, expected future market rentals, void periods, maintenance requirements and appropriate discount rates. These valuations are regularly compared to actual market yield data and actual transactions made by us and those reported by the market, if available. Expected future rentals are determined on the basis of current market rentals for similar properties in the same location and condition.

2.     Undeveloped trading properties

The vast majority of our undeveloped real estate assets are lands which are designated for development of commercial centers and residential units.

The net realizable value for an undeveloped project is determined based on our business plans for the specific project as of the balance sheet date. Some of our lands are designated for future development in the foreseeable future. Other undeveloped lands are in early planning stage or are planned to be sold at their current status.

A considerable degree of Judgment is required in order to determine whether a specific real estate project can be developed in the foreseeable future or not. The most significant factors in such decision are: market condition in the surrounding area of the project; availability of bank financing for the development; competition in the area; zoning and building permits to the project; our liquidity and ability to invest equity into the Project; our ability to enforce the joint development agreement against our partners in a Joint venture project (mainly, our residential project in India); the scale of the project and our ability to execute it and others. As explained below, the status of the project, as determined by us in each reporting period, also determines the net realizable value which will be used in the preparation of the financial statements. Therefore, a change in each of the factors mentioned below may lead to a change in the status of a project (from project designated for future development to project in hold) and may cause an additional write-down which was not recognized in our financial statement for the year ended December 31, 2014.

As for accounting policies in respect of the measurement of net realizable value for undeveloped trading property – see note 2L to our consolidated financial statements included elsewhere in this report.

2.1              Critical assumptions under the residual method

Our trading properties which are designated by us for development in the foreseeable future are usually measured using the residual method. Estimations of fair value under the residual method involve in general, critical estimations and takes into account special assumptions in the valuations, many of which are difficult to predict, in respect of the future operational cash flows expected to be generated from the real estate asset, yield rate which will be applied for each real estate asset, estimate of developer's profit and time line to commencement of the construction of the project. Actual results could be significantly different than the estimates and could have a material effect on our financial results.

Determination of the operational cash flow expected to be generated from the real estate asset is based on reasonable and supportable assumptions, as well as on historical results adjusted to reflect our best estimate of future market and economic conditions that we believes will exist during the remaining useful life of the assets. Such determination is subject to significant uncertainties. In preparing these projections, we takes assumptions, the major of which relate to market share of the real estate asset, benchmark operating figures such as occupancy rates, rental and management fees rates (in respect of commercial centers), selling price of apartments (in respect of residential units), the expected schedule to complete the real estate assets under construction, costs to complete the establishment of the real estate asset, expected operational expenses and others. In addition the process of construction is long, and subject to approvals and authorization from local authorities. It may occur that building permits will expire, and will cause us additional preparations and costs and can cause construction to be delayed or abandoned.

The yield rate reflects economic environment risks, current market assessments regarding the time value of money, industry risks as a whole and risks specific to each asset, and it also reflects the return that investors would require if they were to choose an investment that would generate cash flows of amounts, timing and risk profile equivalent to those that we expect to derive from the assets. Such rate is generally estimated from the rate implied in current market transactions for similar assets, or where such transactions do not exist, based on external appraisers.

2.2           Critical assumptions under the comparable method

Our trading property which is not designated by us for development in the foreseeable future is usually measured using the comparable method or the residual method (for details regarding the residual method see 2.1 above). Valuation by comparison is essentially objective, in that it is based on an analysis of the price achieved for sites with broadly similar development characteristics. Valuation by comparison is generally used if evidence of actual sales can be found and analyzed on a common unit basis, such as site area, developable area or habitable room.

Where comparable development cannot be identified in the immediate area of the subject site or when sales information is not clearly available through common channels of information (internet, newspapers, trade journals, periodic, market research), it is necessary to look further out for suitable comparable and to make necessary adjustments to the price in order to account for dissimilarities between the comparable development and the subject site. Such adjustments include, but not limited to:

•
Adjustment in respect of the time of the transaction. Market conditions at the time of the sales transaction of a comparable property may differ from those on the valuation date of the property being valued. Factors that impact market conditions include rapidly appreciating or depreciating property values, changes in tax laws, building restrictions or moratoriums, fluctuations in supply and demand, or any combination or forces working in concert to alter market conditions from one date to another.

•
Adjustment in respect of asking price and condition of payment. The special motivations of the parties to the transaction in many situations can affect the prices paid and even render some transactions as non-market. Examples of special conditions of sale include: a higher price paid by a buyer because the parcel has synergistic, or marriage, value; a lower price paid because a seller was in a hurry to conclude the sale; a financial, business or family relationship between the parties involved in the transaction; unusual tax considerations; lack of exposure of the property in the (open) market; or the prospect of lengthy litigation proceedings.

•
Adjustment in respect of size, shape and surface area. Where the physical characteristics of a comparable property vary from those of the subject property, each of the differences is considered, and the adjustment is made for the impact of each of these differences on value.

•
Adjustment in respect of location. The locations of the comparable sale properties and the subject property are compared to ascertain whether location and the immediate environs are influencing the prices paid. The better location a property is located in, the more it is worth per square meter; and, conversely, the worse location a property is in, the less it is worth per square meter. An adjustment is made to reflect such differences based on the valuator's professional experience. Extreme location differences may indicate that a transaction is not truly comparable and are disqualified.

Litigation and other contingent liabilities

We are involved in litigation, tax assessments and other contingent liabilities in substantial amounts, including class actions. See note 17B to our annual consolidated financial statements included elsewhere in this report. We recognize a provision for such litigation when it is probable that we will be required to settle the obligation and the amount of the obligation can be reliably estimated. We evaluate the probability and outcome of these litigations based on, among other factors, legal opinion and consultation and past experience. The outcome of such contingent liabilities may differ materially from management's estimation. We periodically evaluate these estimations and makes appropriate adjustments to the provisions recorded in the consolidated financial statements. In addition, as facts concerning contingencies become known, we reassess its position and make appropriate adjustments to the consolidated financial statements. In rare circumstances, mainly with respect to class actions, when the case is unique, complicated and involves prolong and uncommon proceedings, we cannot reliably estimate the outcome of said case.

Accounting for income taxes

The calculation of our tax liabilities involves uncertainties in the application and/or interpretation of complex tax laws, tax regulations and tax treaties in respect of various jurisdictions in which we operate and which vary from time to time. In addition, tax authorities may interpret certain tax issues in a different manner other than that which we adopted. Should such contrary interpretive principles be adopted upon adjudication of such cases, our tax burden may be significantly increased. In calculating deferred taxes, we are required to evaluate (i) the probability of the realization of our deferred income tax assets against future taxable income and (ii) the anticipated tax rates in which our deferred taxes would be utilized.

Potential penalties, guarantees issued and expired building permits

Penalties and guaranties are part of the on-going construction activities and result from obligations we have towards third parties, such as banks and municipalities. Our management is required to provide estimations regarding risks evolving from such potential guarantees or penalties that we may have to settle. In addition, our operations in the construction area are subject to valid authorizations and building permits from local authorities. Under certain circumstances we are required to determine whether the building permits we obtain have not yet expired. It may occur that building permits have expired, which might impose additional costs and expenses, or delays and even abandon project under construction.

Fair value of hotels

As of December 31, 2014, our fair value operational hotels is determined based upon the discounted cash flows ("DCF") approach. The assumptions underlying the model, as well as the ability to support them by means of objective and reasonable market benchmarks, so they can be viewed as assumptions that market participants may have used, are significant in determining the fair value of the hotels. The predominant assumptions that may cause substantial changes in the fair value are: the capitalization rate; exit yield rate; the expected net operating income of the hotel (which is mainly affected by the expected average room rate and the occupancy rate, as well as the level of operational expenses of the hotels); the level of refurbishments reserve; and the capital expenditures that need to be invested in the hotel. Our fair value hotels is performed by independent appraisers with a local knowledgeable in the hotels business.

Critical judgment in applying accounting policies

Classification of trading property as current/non-current asset

We classify our assets and liabilities as current or non-current based on the operating cycle of each of our operations (generally 12 months). Careful consideration is required with respect to assets and liabilities associated with our operations of commercial centers and trading property, where by their nature the operating cycle is more than 12 months. These assets and liabilities are classified as current only if their operating cycle is clearly identifiable. In accordance with guidance set out in IAS 1, if we cannot clearly identify the actual operating cycle of a specific operation, then the assets and liabilities of that operation are classified as non-current. Our determination of our inability to clearly identify the actual operating cycle is a matter of judgment. A different conclusion can materially affect the classification of current assets and current liabilities. See also note 2 E to our financial statements included elsewhere in this report.

Classification of operating commercial centers as trading property rather than investment property

We classified operating commercial centers as trading property rather than investment property even though we are currently earning rental income from these properties. Our business model is to sale the shopping centers in the ordinary course of our business. An operational commercial center becomes attractive to potential buyers when its occupancy reaches at least 95%. Based on our historical experience, this threshold ensures that it will gain the best price for these projects.

The lingering real estate and financing crisis in CEE over the last five years has forced us to revise our approach in order to accomplish our business model (i.e., to sell our operational commercial centers) by expanding the time period in which operational commercial centers are sold. Specifically, said objective change in economic environment dictated us to apply the criterion of "ready for intended use" by lengthening the period required to reach the defined occupancy threshold, before the operational commercial center is indeed ready for its intended use (that is, prepared for sale). Accordingly, any rentals obtained during that interim period are incidental to the sale of our commercial centers and constitute part of the activities required to bring them to their intended use.

Consequently, in the interim period from completion of construction until the commercial center is sold, we have been maintaining and operating our completed shopping centers, and during that interim period the commercial centers are classified as trading property.

 De facto Control

As for December 31, 2014, we holds approximately 44.9% of PC share capital; DK holds approx. 26.3% of PC share capital and the rest is widely spread by the public. We are of the opinion that based on the absolute size of its holdings, the relative size of the other shareholdings and due to the fact that PC's directors are appointed by normal majority of PC's General Meeting, it has a sufficiently dominant voting interest to meet the power criterion, therefore we have de facto control over PC.

New accounting standards and interpretation issued that are not yet effective

For information on recently issued accounting standards under IFRS, see note 2Y to our annual consolidated financial statements included elsewhere in this report.

A.	Operating Results

Presentation method of financial statements

We are involved in investments in a wide range of different activities. Accordingly, management believes that its income statements should be presented in the “single-step form.” According to this form, all costs and expenses (including general and administrative and financial expenses) should be considered as continuously contributing to the generation of overall income and gains. We also believe that our operating expenses should be classified by function to: (i) those directly related to each revenue source (including general and administrative expenses and selling and marketing expenses relating directly to each operation); and (ii) overhead expenses which serve the business as a whole and are to be determined as general and administrative expenses.

Our strategy in respect of PC's commercial centers is to dispose of commercial centers upon completion, subject to certain exceptions. In response to the lingering real estate and financing crisis in CEE, and following discussion with the SEC, our management determined that PC no longer retains sufficient consistent historical experience of trading property realizations in order to clearly identify the actual operating cycle of selling its trading property. Under such circumstances, we decided to utilize for accounting reporting purposes an assumed operating cycle of 12 months. Revenues from these commercial centers are mainly derived from their disposal to third parties, while until a disposal occurs we collect rental income from our completed commercial centers. Therefore, rental income from commercial centers (from the first day of their operations till the sale thereof) may not be sustainable in the future upon PC selling the commercial centers as part of its business cycle.

Our revenues from the sale of commercial centers and other real estate properties are subject to the execution and consummation of sale agreements with potential purchasers. In periods when we consummate a sale of a real estate asset we record revenues in substantial amounts and as a result we may experience significant fluctuations in our annual and quarterly results. We believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful or indicative and that investors should not rely on them as a basis for future performance.

Our policy in respect of the hotels segment is to designate the hotels to be managed and operated by our management company. Consequently, our hotel assets are presented as part of our property, plant and equipment in the financial statements.

Translation of statements of income of foreign operations

The majority of our businesses, which operate in various countries, report their operational results in their respective functional currency which differs from the NIS (our reporting and functional currency). We translate our subsidiaries’ result of operations into NIS based on the average exchange rate of the functional currency against the NIS. Therefore, a devaluation of the NIS against each functional currency would cause an increase in our reported revenues and the costs related to such revenues in NIS while an increase in the valuation of the NIS against each functional currency would cause a decrease in our revenues and costs related to such revenues in NIS.

Statements of income

The following table presents our statements of income for each of the three years ended December 31, 2014, 2013 and 2012:

	Year ended December 31
	2 0 1 4	2 0 1 3	2 0 1 2	2 0 1 4
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
	(Except for per-share data)

Revenues and gains

Revenues
Revenues from sale of commercial centers	201,571	8,614	67,594	51,831
Revenues from Hotels operations and management	197,007	202,791	206,746	50,658
Total revenues	398,578	211,405	274,340	102,489

Gains and other
Rental income from Commercial centers	113,661	129,748	147,185	29,226
Gain from sale of investees	11,301	-	-	2,906
Gain from sale of real estate assets	-	-	53,875	-
Total gains	124,962	129,748	201,060	32,132

Total revenues and gains	523,540	341,153	475,400	134,621

Expenses and losses
Commercial centers	291,864	124,737	213,367	75,049
Hotels operations and management	173,918	179,137	186,760	44,721
General and administrative expenses	39,785	60,643	48,771	10,230
Share in losses of associates, net	17,298	339,030	102,127	4,450
Financial expenses	237,601	334,101	184,273	61,096
Financial income	(6,317)	(3,930)	(28,303)	(1,624)
Change in fair value of financial instruments measured at fair value through profit and loss	71,432	68,407	50,229	18,368
Financial gain from debt restructuring	(1,616,628)	-	-	(415,692)
Write-down, charges and other expenses, net	531,042	840,034	302,093	136,550
	(260,005)	1,942,159	1,059,317	(66,852)

Profit (loss) before income taxes	783,545	(1,601,006)	(583,917)	201,473

Tax benefit	(2,287)	(30,937)	(9,212)	(588)

Profit (loss) from continuing operations	785,832	(1,570,069)	(574,705)	202,061

Profit (loss) from discontinued operations, net	(1,475)	5,059	90,721	(379)

Profit (loss) for the year	784,357	(1,565,010)	(483,984)	201,682

	Year ended December 31
	2 0 1 4	2 0 1 3	2 0 1 2	2 0 1 4
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
	(Except for per-share data)

Attributable to:
Equity holders of the Company	1,008,999	(1,155,645)	(315,746)	259,447
Non-controlling interest	(224,642)	(409,365)	(168,238)	(57,765)
	784,357	(1,565,010)	(483,984)	201,682

Profit (loss) from continuing operations
Equity holders of the Company	1,010,619	(1,160,429)	(410,021)	259,861
Non-controlling interest	(224,787)	(409,640)	(164,684)	(57,801)
	785,832	(1,570,069)	(574,705)	202,060

Profit (loss) from discontinued operation, net
Equity holders of the Company	(1,620)	4,785	94,275	(415)
Non-controlling interest	145	274	(3,554)	37
	(1,475)	5,059	90,721	(378)

Earnings (loss) per share - (in NIS)
Basic earnings (loss) per share:

From continuing operation	42.55	(932.15)	(329.51)	10.94
From discontinued operations	(0.06)	3.84	75.75	(0.02)
	42.49	(928.31)	(253.76)	10.92
Diluted earnings (loss) per share:
From continuing operation	42.55	(932.15)	(329.51)	10.94
From discontinued operations	(0.06)	3.84	75.75	(0.02)
	42.49	(928.31)	(253.76)	10.92

2014 compared to 2013

Income - Revenues and Gains

Total income (revenues and gains) in 2014 amounted to NIS 524 million ($135 million), compared to NIS 341 million in 2013.

Total revenues in 2014 amounted to NIS 399 million ($103 million), compared to NIS 211 million in 2013. The increase is mainly attributable to:

(i)
Revenues from the sale of commercial centers, which increased to NIS 201 million ($52 million),  in 2014 compared to NIS 9 million in 2013. In 2014, PC consummated the sale of the Kragujevac Plaza commercial center in Serbia and a few plots in Romania. In 2013 the revenues were attributable to sale of a plot by PC in the Czech Republic.

(ii)
Revenues from hotel operations and management decreased to NIS 197 million ($51 million)  in 2014 compared to NIS 203 million in 2013. The decrease was mainly attributable to a decrease in revenues from our hotel in Romania . The average occupancy rate increase from 74% in 2013 to 76%  in 2014 and the average room rate decreased from € 94 in 2013 to € 92 in 2014.

(iii)	Total gains and other in 2014 amounted to NIS 125 million ($32 million), compared to NIS 130 million in 2013. Set forth below is an analysis of our gains and other:

(iv)
Rental income from commercial centers decreased to NIS 114 million ($29 million),  in 2014 compared to NIS 130 million in 2013, mainly as a result of selling the Kragujevac Plaza commercial center and the decrease in revenues from the entertainment parks within the commercial centers which were closed during 2013 and 2014. The average occupancy rates in our commercial centers were 84%-99% in 2014, compared to 86%-100% in 2013.

(v)	Gain from a sale of investees increased to NIS 11 million ($3 million) in 2014, compared to nil in 2013, attributable to the closing of Gamida's investment round with Novartis, as described above.

Expenses and losses

Our expenses and losses (net of financial gain from debt restructuring) in 2014 amounted to income of  NIS 260 million ($67 million), compared to expenses of NIS 1,942 million in 2013. Set forth below is an analysis of our expenses and losses:

(i)
Expenses of commercial centers increased to NIS 292 million ($75 million) in 2014, compared to NIS 125 million in 2013. The increase is mainly attributable to the sale of Kragujevac Plaza commercial center and plots in Romania in the aggregate amount of NIS 206 million ($53 million), offset by a decrease in PC's general and administrative expenses as a result of efficiency measures taken by PC during 2014.

(ii)
Cost of hotel operations and management decreased to NIS 174 million ($45 million) in 2014, compared to NIS 179 million in 2013. The decrease was mainly attributable to a decrease in revenue from hotel operations.

(iii)
General and administrative expenses decreased to NIS 40 million ($10 million) in 2014,   compared to NIS 61 million in 2013. The decrease was mainly attributable to our arrangement costs incurred mainly during 2013, as well as efficiency measures taken to reduce the general and administrative costs in our headquarters during 2014.

(iv)
Share in losses of associates, net decreased to NIS 17 million ($4 million) in 2014, compared to NIS 339 million in 2013. The share in losses in 2014 is mainly attributable to the operation of our medical activity and to operations of PC's commercial center in Riga, Latvia. The losses in 2013 in attributable mainly to write-down of trading properties by our joint-venture entities in India, in addition to the operational losses attributable to the operation of our medical activity offset by the income from PC's commercial centers in Riga.

(v)	Financial expenses decreased to NIS 238 million ($61 million) in 2014, compared to NIS 334 million in 2013. Such amount includes:

interest and CPI-linked borrowings in the amount of NIS 202 million ($52 million) in 2014, compared to NIS 338 million in 2013.  The decrease in interest and CPI-linked borrowings in the amount of approximately NIS 136 million was mainly attributable to (i) decrease in the level of our corporate debts following the consummation of our debt restructuring from NIS 2.4 billion in 2013 to NIS 664 million ($ 171 million) in 2014  ; and (ii) a decrease in the Israeli consumer price index to which we and several of PC’s notes are linked (-0.1% in 2014, compared to 1.92% in 2013), offset by financial expenses capitalized to qualified assets in the amount of nil in 2014, compared to NIS 31 million in 2013. We temporarily suspended capitalization of borrowing costs starting July 1, 2013.

The decrease in financial expenses was offset by a loss from foreign currency translation differences and other in the amount of NIS 36  million ($9 million) in 2014, compared to a gain in the amount of NIS 4 million in 2013. The exchange rate differences gains (losses) are mainly attributable to non-cash expenses attributed to the effect of the change in the exchange rate between the  € and NIS on PC's' notes, which are recorded in NIS and are measured in Euro, and to our bank loan which is recorded in $ and measured in NIS.

(vi)	Financial income increased to NIS 6 million ($2 million) in 2014, compared to NIS 4 million in 2013.

(vii)
Losses from changes in fair value of financial instruments amounted to NIS 71 million ($18 million) in 2014 compared to NIS 68 in 2013. The change in fair value of financial instruments was mainly attributable to the following:

(i)	Loss from changes in fair value of financial instruments (measured at fair value through profit and loss (mainly PC's notes)) amounted to NIS 60 million ($15 million) in 2014 and in 2013; and

(ii)	Loss from change in fair value of derivatives, embedded derivative and marketable securities amounted to NIS 11 million ($3 million) in 2014, compared to NIS 4 million in 2013.

(viii)
Financial gain from debt restructuring in 2014 amounted to approximately NIS 1,616 million ($416 million). The gain from our restructuring amounted to NIS 1,610 million ($414 million), while PC's net gain from its restructuring amounted to NIS 6 million ($2 million). Such gain reflects the difference between our carrying amount and PC's unsecured financial debts as of the closing of their respective restructuring plans and the fair value of the shares and notes issued by us and PC based on their respective quoted closing prices on the first day thereafter.

(ix)
Write-down, charges and other expenses, net, decreased to NIS 531 million ($137 million) in 2014, compared to NIS 840 million in 2013. The write down in 2014  was mainly attributable to the write-down in PC's trading property in Eastern Europe and India in the amount of NIS 527 million ($136 million). .

As a result of the foregoing factors, we recognized profit before income tax in the total amount of NIS 784 million ($202 million) in 2014, compared to loss of  NIS 1,601 million in 2013.

Tax benefits amounted to NIS 2 million ($0.5 million) in 2014 compared to NIS 31 million in 2013. The decrease in tax expenses was attributable mainly to timing differences related to PC's notes.

The above resulted in profit from continuing operations in the amount of NIS 786 million ($202 million) in 2014, compared to loss in the amount of NIS 1,570 million in 2013.

Loss from discontinued operations, net, amounted to NIS 1 million ($0.3 million) in 2014, compared to profit in the amount of NIS 5 million in 2013. The discontinued operations is attributable to our former Mango operation.

The above resulted in profit of NIS 784 million ($202 million) in 2014, of which a profit of NIS 1,009 million ($259 million) was attributable to our equity holders and loss in the amount of NIS 225 million ($58 million) was attributable to the non-controlling interest. The loss in 2013 included NIS 1,156 million attributable to our equity holders and NIS 410 million attributable to the non-controlling interest.

Our shareholders' equity as of December 31, 2014 amounted to NIS 713 million ($183 million) out of which a an amount  of  NIS 232 million ($60 million) is attributable to our equity holders.

The following table provides supplemental information of our results of operations per segment, for the year ended December 31, 2014 (in NIS million):

Segment	Hotels	Commercial Centers	Medical Industries	Residential	Other and Allocations	Total
Revenues	197	201	81	-	(81)	398
Rental income from commercial centers	-	141	-	-	(27)	114
Gain from loss of control over a subsidiary	-	-	-	-	11	11
Total revenues and gains	197	342	81	-	(97)	523
Costs and expenses	174	298	124	(6)	(112)	478
Research and development expenses	-	-	58	-	(58)	-
Other expenses (income), net	(13)	447	-	58	26	518
Segment profit (loss)	36	(403)	(101)	(52)	47	(473)
Financial expenses (income), net	30	43	(2)	-	(1)	(70)
Share in losses of associates, net	-	-	(6)	-	(11)	(17)
Unallocated general and administrative expenses						(40)
Unallocated financial expenses						(167)
Financial income						6
Financial gain from debt restructuring						1,616
Changes in fair value of financial instruments measured at FVTPL						(71)
Profit before income taxes						784
Income taxes						2
Profit from continuing operations						786
Loss from discontinued operation						(1)
Loss for the year						785

2013 compared to 2012

Income - Revenues and Gains

Total income (revenues and gains) in 2013 amounted to NIS 341 million, compared to NIS 475 million in 2012.

Total revenues in 2013 amounted to NIS 211 million, compared to NIS 274 million in 2012.

The Decrease is mainly attributable to:

(i)
Revenues from sale of commercial centers decreased to NIS 8 million in 2013 compared to NIS 68 million in 2012. In 2013 the revenues were attributable to sale of a plot by PC in the Czech Republic.  In 2012, the revenues were attributable to the sale of plot by PC in Bulgaria.

(ii)
Revenues from hotel operations and management decreased to NIS 203 million in 2013 compared to NIS 207 million in 2012. The decrease was mainly attributable to a decrease in revenues from our hotel in Romania offset by an increase in the revenues from our hotels in Belgium. The average occupancy rate decreased from 75% in 2012 to 73% in 2013 and the average room rate increased from €91 in 2012 to €95 in 2013.

Total gains and other in 2013 amounted to NIS 130 million compared to NIS 201 million in 2012. An analysis of our gains and other is set forth below:

(i)
Rental income from commercial centers decreased to NIS 130 million in 2013 compared to NIS 147 million in 2012. The decrease was mainly attributable to the closing of a certain location of PC's Fantasy Park operations during 2013, which resulted in a decrease of NIS 18 million in income. PC's commercial centers operations contributed income of NIS 113 million in each of the years 2013 and 2012 attributable to the operations of six operating commercial centers through the years. The average occupancy rate in 2013 was 86% - 100% compared to 80%-98% in 2012.

(ii)	Gain from a sale of real estate assets in 2013 amounted to nil as compared to gain of NIS 54 million attributable to the sale of four Dutch hotels in March 2012.

Expenses and losses

Our expenses and losses in 2013 amounted to NIS 1,942 million compared to NIS 1,059 million in 2012. An analysis of our expenses and losses is set forth below:

(i)
Expenses of commercial centers decreased to NIS 125 million in 2013 compared to NIS 213 million in 2012. The expenses in 2012 included an amount of NIS 68 million attributable to the cost of plot which was sold in Bulgaria during 2012 compared to cost of NIS 10 million in 2013.

The cost attributable to the income from the operation of commercial centers and the Fantasy Park operations was NIS 115 million in 2013 compared to NIS 145 million in 2012. The decrease in these operational costs is attributable to the decrease in income derived from the operations of Fantasy Park as discussed above and the decrease in PC's general and administrative expenses mainly due to a decrease in stock-based compensation expenses and other operational costs.

(ii)	Cost of hotel operations and management decreased to NIS 179 million in 2013 compared to NIS 187 million in 2012, mainly attributable to the decrease in activity as discussed above.

(iii)
General and administrative expenses increased to NIS 61 million in 2013 compared to NIS 49 million in 2012. General and administrative expenses less non-cash expenses amounted to NIS 51 million in 2013 compared to NIS 35 million in 2012. Such increase in 2013 resulted mainly from cost and expenses relating to the process of consummating the Debt Restructuring.

(iv)
Share in losses of associates, net increased to NIS 339 million in 2013 compared to NIS 102 million in 2012. Such losses in 2013 resulted mainly from write down of trading properties by our joint-venture entities in India as well as losses attributable to the operation of our medical activity. The losses in 2012 were mainly from write down of trading property by joint ventures entities of PC operating in Eastern Europe.

(v)	Financial expenses increased to NIS 334 million in 2013 compared to NIS 184 million in 2012. Such amount includes:

(a)
Interest and CPI-linked borrowings in the amount of NIS 361 million in 2013 compared to NIS 376 million in 2012; The decrease in interest and CPI-linked borrowings in the amount of approximately NIS 15 million was mainly attributable to a repayment of outstanding principal of PC's notes during 2013.

(b)	Loss from foreign currency translation differences in the amount of NIS 4 million in 2013 compared to NIS 33 million in 2012;

The decrease in exchange rate differences and other loss in the total amount of approximately NIS 29 million was mainly attributable to non-cash expenses attributed to the effect of the change in the exchange rate between the U.S. dollars and NIS on our U.S. dollar denominated loans which are recorded in NIS and are measured in U.S. dollars.

These were offset by:

(c)	Gain from repurchase of notes in the amount of NIS 0 million in 2013 compared to gain of NIS 113 million in 2012; and

(d)	Financial expenses capitalized to qualified assets in the amount of NIS 31 million in 2013 compared to NIS 112 million in 2012.

(vii)
Financial income decreased to NIS 4 million in 2013 compared to NIS 28 million in 2012. Such decrease was attributable mainly to a decrease in the scope of our deposit and receivable during the year as well as a decrease in the interest rate.

(viii)	Losses from changes in fair value of financial instruments amounted to NIS 68 in 2013 compared to a gain of NIS 50 million in 2012. This decrease was mainly attributable to the following:

(i)
Changes in fair value of financial instruments (mainly PC's notes which are measured at fair value through profit and loss) amounted to NIS 60 million in 2013 compared to a gain of NIS 98 million in 2012; and

(ii)
Loss from change in fair value of derivatives, embedded derivative and marketable securities (mainly swap transactions executed mainly by PC in respect of its notes) amounted to a loss of NIS 8 million in 2013 compared to loss in the amount of NIS 48 million in 2012.

(ix)	Write-down, charges and other expenses, net, increased to NIS 841 million in 2013 compared to NIS 302 million in 2012. The write-down in 2013 was attributable to:

i.	Write-down and impairment of PC's trading property, advances on account of trading properties and investment property in the amount of NIS 615 million;

ii.	Write-down of our trading property and advances on account of trading property in India in the total amount of NIS 132 million;

iii.	Impairment of goodwill related to our hotels business and to our hotels under development in the total amount of NIS 56 million; and

iv.	Initiation and other expenses, net in the total amount of NIS 38 million .

As a result of the foregoing factors, we recognized loss before income tax in the total amount of NIS 1,601 million in 2013 compared to NIS 584 million in 2012.

Tax benefits amounted to NIS 31 million in 2013 compared to NIS 9 million in 2012. The increase in tax income was attributable mainly to timing differences related to PC's notes measured at fair value through profit and loss.

The aforementioned resulted in loss from continuing operations in the amount of NIS 1,570 million in 2013 compared to NIS 575 million in 2012.

Profit from discontinued operations, net, amounted to NIS 5 million in 2013 compared to NIS 91 million in 2012. Such profit in 2013 includes our Mango operation in the total amount of NIS 5 million, while such profit in 2012 includes (a) gain from loss of control over our subsidiary InSightec in our medical segment in December 2012 in the amount of NIS 216, offset by (b) loss from InSightec's operations during 2012 in the amount of NIS 64 million and (c) loss from selling our U.S. investment properties in the amount of NIS 58 million and (d) loss from our Mango operation in the total amount of NIS 3 million.

The aforementioned resulted in a loss of NIS 1,565 million in 2013, of which a loss of NIS 1,155 million was attributable to our equity holders and NIS 409 million was attributable to the non-controlling interest. The loss in 2012 included loss of NIS 316 million attributable to our equity holders and NIS 168 million attributable to the non-controlling interest.

The deficit in our shareholders' equity as of December 31, 2013 amounted to NIS 409 million ($118 million) out of which a deficit of NIS 1,033 million ($298 million) is attributable to our equity holders. The following table provides supplemental information of our results of operations per segment, for the year ended December 31, 2013 (in NIS million):

Segment	Hotels	Commercial Centers	Medical Industries	Residential	Other and Allocations	Total
Revenues	203	-	75	-	(75)	211
Rental income from commercial centers	-	154	-	-	(24)	130
Gain from sale of real estate assets	-	-	-	-	-	-
Gain from loss of control over a subsidiary	-	-	-	-	-	-
Total revenues and gains	203	162	75	-	(99)	341
Costs and expenses	179	132	73	300	(372)	312
Research and development expenses	-	-	42	-	(42)	-
Other expenses (income), net	56	613	-	132	31	832
Segment profit (loss)	(32)	(582)	(40)	(432)	282	(803)
Financial expenses (income), net	(27)	(51)	(1)	-	(1)	(80)
Share in losses of associates, net	-	-	1	-	(340)	(339)
Unallocated general and administrative expenses						(61)
Unallocated financial expenses						(254)
Financial income						4
Changes in fair value of financial instruments measured at FVTPL						(68)
Loss before income taxes						(1,601)
Income taxes						31
Profit from continuing operations						(1,570)
Profit from discontinued operation						5
Loss for the year						(1,565)